Exhibit 99.1

FOR RELEASE THURSDAY, MAY 1, 2014

Investor Contact:	Press Contact:

Steve Kunszabo	Diane Hockenberry
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
steve.kunszabo@iridium.com	diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES FIRST-QUARTER 2014 RESULTS; COMPANY

AFFIRMS 2014 AND LONG-RANGE OUTLOOK

MCLEAN, Va. – May 1, 2014 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the first quarter of 2014 and affirmed its full-year 2014 and long-range outlook. Net income was $16.5 million, or $0.19 per diluted share, for the first quarter of 2014, as compared to $14.9 million, or $0.17 per diluted share, for the first quarter of 2013. Operational EBITDA (“OEBITDA”)(1) for the first quarter was $51.6 million, as compared to $46.8 million for the prior-year period, representing a year-over-year increase of 10 percent and an OEBITDA margin(1) of 53 percent. OEBITDA grew largely due to higher service revenue.

Iridium reported first-quarter total revenue of $98.0 million, which consisted of $73.4 million of service revenue and $24.6 million of equipment, engineering and support revenue. Total revenue increased 10 percent versus the comparable period of 2013, while service revenue grew 7 percent from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 75 percent of total revenue for the first quarter of 2014.

The Company ended the quarter with 674,000 total billable subscribers, which compares to 621,000 for the year-ago period and is up from 664,000 for the quarter ended December 31, 2013. Total billable subscribers grew 9 percent year-over-year, driven by strength in machine-to-machine (“M2M”) and commercial voice customers.

“We affirmed our 2014 and long-range outlook across the board today, and also reported our best all-around quarter in nearly two years,” said Matt Desch, CEO, Iridium. “Total service revenue grew 7 percent year-over-year with contributions from many of our key sectors, while our equipment business regained its footing, posting a 16 percent revenue gain on higher overall unit sales. We’re encouraged by our solid start to 2014, and are poised to build on this momentum with exciting new products like Iridium GO!TM, by capitalizing on opportunities in our maritime business, and further penetrating the heavy equipment OEM segment in the M2M market.”

Desch continued, “The Iridium NEXT program is tracking to budget, and we continue to expect the new network will be fully deployed in 2017. We’re seeing excellent development and testing progress ahead of our first launch scheduled for 2015, as the initial flight hardware was recently delivered to the Orbital Sciences satellite production facility in Arizona. Our primary launch services provider, SpaceX, is also conducting rigorous spacecraft interface and deployment testing at its launch facility in California. Finally, we expect an amended credit facility with our lending group to be imminent. This is a significant financial goal for Iridium in 2014, as it will give us the needed flexibility to execute our operating plan during the most critical stage of our business model, while also providing necessary clarity around our capital structure and funding profile during this important stretch.”

Desch concluded, “Aireon also continues to hit key milestones, demonstrating the importance of real-time, global aircraft surveillance in a connected world. Once operational, this joint venture will offer transformative benefits to the aviation industry including fuel savings over oceanic and remote areas, more efficient flight routing and management, and in cases like the recent Malaysian Airlines Flight 370 tragedy, the value of being able to monitor aircraft anywhere around the globe.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 59 percent of the Company’s total revenue during the first quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $57.4 million, a 7 percent increase from last year’s comparable period, primarily supported by a gain in M2M data and voice subscribers.

•	Commercial voice and data subscribers increased 2 percent from the year-ago period to 338,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $43 during the first quarter, unchanged from last year’s comparable period. Commercial M2M data subscribers grew 19 percent from the year-ago period to 283,000 customers. Commercial M2M data ARPU was $16 during the first quarter, unchanged from last year’s comparable period.

•	Iridium’s commercial business ended the quarter with 621,000 billable subscribers, which compares to 570,000 for the prior-year quarter and is up from 613,000 for the quarter ended December 31, 2013. M2M data subscribers represented 46 percent of billable commercial subscribers, an increase from 42 percent at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates through two Defense Information Systems Agency contracts, which include a $400 million, five-year, fixed-price agreement renewing its satellite communications services relationship and a $38 million deal to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $16.0 million, a 6 percent increase from the prior-year period, driven by the Company’s new airtime services contract with the DoD.

•	Iridium’s government business ended the quarter with 53,000 subscribers, which compares to 51,000 for the prior-year quarter and for the quarter ended December 31, 2013. M2M data subscribers increased 24 percent year-over-year and represented 40 percent of government subscribers, an increase from 33 percent at the end of the prior-year period.

Equipment

•	Equipment revenue was $20.2 million during the first quarter, a 16 percent year-over-year increase. Revenue grew from the year-ago quarter primarily due to higher overall unit sales.

•	The Company’s equipment revenue in 2014 is expected to be greater than it was in 2013 due to higher overall unit sales.

Engineering & Support

•	Engineering and support revenue was $4.4 million during the first quarter, up 45 percent from the prior-year period, primarily resulting from an increased scope of work for ongoing government projects.

Capital expenditures were $58.5 million for the first quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the first quarter with a cash and marketable securities balance of $255.2 million and gross debt of $1.1 billion. Net debt was $714.8 million.

2014 Outlook

The Company affirmed its full-year 2014 outlook for total service revenue growth and OEBITDA. The Company continues to expect:

•	Total service revenue growth between 2 percent and 4 percent for the full-year 2014

•	Full-year 2014 OEBITDA between $205 million and $215 million. OEBITDA for 2013 was $201.1 million.

	2014 Outlook (February 2014)	2014 Outlook (May 2014)
Total Service Revenue Growth	2% to 4%	Affirmed
2014 Operational EBITDA (OEBITDA)	$205 million to $215 million	Affirmed

Long-Range Outlook

The Company affirmed its long-range outlook for compound annual service revenue growth, OEBITDA margin and cash taxes. The Company continues to expect:

•	Compound annual service revenue growth between 8 percent and 12 percent between 2014 and 2018

•	OEBITDA margin of approximately 60 percent in 2018

•	Negligible cash taxes from 2014 to approximately 2020

	Long-Range Outlook (February 2014)	Long-Range Outlook (May 2014)
Compound Annual Service Revenue Growth	8% to 12% between 2014 and 2018	Affirmed
Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2018	Affirmed
Cash Taxes	Negligible cash taxes from 2014 to approximately 2020	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), share-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended March 31,
	2014	2013
	(In thousands)
GAAP net income	$16,543	$14,934

Interest expense	100	65

Interest income	(737)	(702)

Income taxes	10,589	7,549
Depreciation and amortization	20,266	18,231

Iridium NEXT expenses, net	3,449	5,060

Share-based compensation	1,669	1,904
Non-cash purchase accounting	(250)	(194)

Operational EBITDA	$51,629	$46,847

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, May 1, 2014. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, May 1, 2014 through Thursday, May 8, 2014 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 31061639, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for the full-year 2014; compound annual service revenue growth, OEBITDA margin and cash taxes in the longer-term; the development of and timing for launch of Iridium NEXT; anticipated equipment revenue; expected revenue from Iridium’s contracts with the U.S. Department of Defense; expected timing and benefits of the amendment to our credit facility; introduction of new products and prospects for our maritime and M2M businesses and the expected benefits of the Aireon system. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the development of and transition to Iridium NEXT, including expanded capacity and features; completion of our planned credit facility amendment; the completion of funding milestones for, and the development and deployment of, the Aireon system, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on May 1, 2014, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

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Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended March 31,		Non-Cash Purchase Accounting for the Three Months Ended March 31, (1)
	2014	2013	2014	2013
Revenue:
Service revenue
Commercial	$57,430	$53,700	$—	$(56)
Government	16,000	15,087	—	—

Total service revenue	73,430	68,787	—	(56)
Subscriber equipment	20,157	17,331	—
Engineering and support service	4,445	3,071	—	—

Total revenue	98,032	89,189	—	(56)
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	14,203	14,476	(259)	(259)
Cost of subscriber equipment sales	13,912	11,120	—	—
Research and development	2,121	1,659	—	—
Selling, general and administrative	19,186	18,365	9	9
Depreciation and amortization	20,266	18,231	14,205	12,371

Total operating expenses	69,688	63,851	13,955	12,121

Operating profit (loss)	28,344	25,338	(13,955)	(12,177)

Other (expense) income:
Interest income (expense), net	637	637	—	—
Undrawn credit facility fees	(1,499)	(2,096)	—	—
Other (expense) income, net	(350)	(1,396)	—	—

Total other (expense) income	(1,212)	(2,855)	—	—

Earnings (loss) before income taxes	27,132	22,483	(13,955)	(12,177)
Benefit from (provision for) income taxes	(10,589)	(7,549)	5,447	4,088

Net income (loss)	16,543	14,934	(8,508)	(8,089)
Series A Preferred Stock dividends	1,750	1,750	—	—

Net income attributable to common stockholders	$14,793	$13,184	$(8,508)	$(8,089)

Operational EBITDA	$51,629	$46,847

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue into future periods. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), the impact of which was fully realized by December 31, 2013. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administrative expense, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended March 31,		% Change
	2014	2013
	(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$43,936	$42,445	4%
M2M data(2)	13,494	11,255	20%

Total commercial voice and M2M data service	57,430	53,700	7%
Government service revenue(3)	16,000	15,087	6%

Total service revenue	73,430	68,787	7%
Subscriber equipment	20,157	17,331	16%
Engineering and support(4)
Government	3,866	2,590	49%
Commercial	579	481	20%

Total engineering and support	4,445	3,071	45%

Total Revenue	$98,032	$89,189	10%

Operational EBITDA
Operational EBITDA	$51,629	$46,847	10%

Other
Capital expenditures (5)	$58,519	$19,244
Net debt (6)	$714,779	$412,139
Cash, cash equivalents, and marketable securities	$255,208	$271,916
Credit Facility	$1,064,487	$751,787

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.‘s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.‘s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

Billable Subscribers (1)	As of March 31,		% Change
	2014	2013
	(In thousands, except ARPU)
Commercial
Voice and M2M data service
Voice and data	338	332	2%
M2M data	283	238	19%

Total commercial voice and M2M data service	621	570	9%
Government
Voice and M2M data service
Voice and data	32	34	-6%
M2M data	21	17	24%

Total government voice and M2M data service	53	51	4%

Total billable subscribers	674	621	9%

	Three Months Ended March 31,		% Change
	2014	2013
	(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	(2)	—	NM
M2M data	10	10	0%

Total commercial voice and M2M data service	8	10	-20%
Government
Voice and M2M data service
Voice and data	1	(2)	-150%
M2M data	1	2	-50%

Total government voice and M2M data service	2	—	NM

Total billable subscribers	10	10	0%

ARPU(2)	Three Months Ended March 31,		% Change
Commercial	2014	2013
Voice and data	$43	$43	0%
M2M data	$16	$16	0%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period. Historically, government service revenue was driven by changes in subscriber count or ARPU, however under the terms of the new EMSS contract, government service revenue is a fixed-price for unlimited subscribers. For this and future comparative periods, ARPU will not be presented, as it is no longer a relevant government service revenue metric.

NM - not meaningful